Exhibit 3.1

Société anonyme
Share capital: €1,651,008.05
Registered office: 32 rue Blanche, 75009 Paris, France
484 786 249 RCS Paris
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UPDATED BYLAWS
as of March 02, 2020

TITLE I

LEGAL FORM, NAME, PURPOSES, REGISTERED OFFICE AND TERM OF THE COMPANY

Article 1 ~ LEGAL FORM
The Company was incorporated as a société par actions simplifiée (simplified corporation) and subsequently converted into a société anonyme by a decision adopted by the shareholders on March 3, 2006.
It is governed by Book II of the Commercial Code (Code de Commerce) and by these bylaws.

Article 2 ~ NAME
The Company’s name is:
CRITEO
In all instruments and documents issued by the Company and intended for third parties, the Company’s name shall always be immediately preceded or followed by the words “société anonyme” or the acronym “SA” and by the amount of share capital.

Article 3 ~ PURPOSES
The Company’s purposes, directly or indirectly, both in France and abroad, are:

–	Providing IT services and software, acting as a communication agency, providing consulting services to companies and engaging in distance sales;

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Taking equity stakes or acquiring interests in all commercial, industrial, financial, real or personal property companies and enterprises by creating new companies, making contributions, subscribing for or purchasing securities or corporate rights, carrying out corporate mergers and entering into alliances or consortia, whether by taking equity stakes or otherwise;

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Managing, administering and disposing of said equity stakes, including providing consulting services in the fields of administration and management, in particular commercial, financial and administrative administration and management; and

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More broadly, engaging in all financial, commercial, industrial and personal or real property operations that may be directly or indirectly related to the purposes above or any similar or connected purposes that may promote the Company’s expansion or development in France and abroad.

Article 4 ~ REGISTERED OFFICE
The Company’s registered office is located at:
32 rue Blanche, 75009 Paris.
The registered office may be transferred to any other location in France by a decision of the Board of Directors, provided such decision is ratified by the next ordinary general shareholders’ meeting, and anywhere else by a decision adopted by an extraordinary general shareholders’ meeting.

If a transfer is decided by the Board of Directors, the Board is authorized to amend the bylaws and perform the publication and filing formalities required as a result, provided it is stated that the transfer is subject to the aforementioned ratification.

Article 5 ~ TERM

The term of the Company shall be ninety-nine (99) years from the date of its registration with the Trade and Companies Registry, except in the event it is dissolved before the expiration of its term or if said term is extended by an extraordinary general shareholders’ meeting.

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TITLE II
SHARE CAPITAL AND SHARES

Article 6 ~ SHARE CAPITAL
The Company has a share capital of €1,651,008.05. It is divided into 66,040,322 shares with a par value of €0.025 each, all fully paid-up and of the same category.

Article 7 ~ LEGAL FORM
All shares shall be registered shares. Shares shall be registered in an account, in accordance with the law.

Article 8 ~ SHARE TRANSFERS

8.1.	All share transfers shall be carried out in accordance with the law. All expenses generated by a share transfer shall be borne by the transferee.
8.2.        Shares are freely transferable.

Article 9 ~ RIGHTS AND OBLIGATIONS PERTAINING TO SHARES
The rights and obligations pertaining to shares follow the shares, regardless of who holds the shares, and share transfers shall include all dividends declared but not paid and future dividends and, if applicable, the relevant share of reserve funds and provisions.
Ownership of a share shall ipso facto be deemed the shareholder’s approval of these bylaws and of decisions adopted by general shareholders’ meetings.
Except as otherwise provided by the law, each shareholder shall have in general meetings as many votes as the number of shares he or she owns, provided that all required payments due for such share have been met. For the same par value, each share entitles its holder to one vote.
Each share carries a right to a share of corporate assets, of profits, and of liquidation surplus, proportional to the number and nominal value of the existing shares.
Whenever it is necessary to hold more than one share, whether or not preferred shares, or securities to exercise any right, the shareholders or holders of securities shall take it upon themselves to pool the number of shares or securities required.

Article 10 ~ PAYMENT FOR SHARES
Amounts to be paid, in cash, as payment for shares subscribed pursuant to a capital increase shall be payable in accordance with the requirements imposed by an extraordinary general shareholders’ meeting.
The initial payment shall not be less than one-fourth, at the time of a capital increase, of the par value of the shares. If applicable, the initial payment shall include the entire amount of the issue premium.

The Board of Directors shall make calls for payment of the balance, in one or more installments, within a period of five years from the date the capital increase is completed.
Each shareholder shall be notified of the amounts called and the date on which the corresponding sums are to be paid at least fifteen days before the due date.
Shareholders who do not pay amounts owed on the shares they hold by the due date shall automatically and without the need for a formal demand for payment owe the Company late payment interest calculated on a daily basis, on the basis of a 365 day year, as of the due date at the legal rate in commercial matters, plus three points, without prejudice to the Company’s personal action against the shareholder in breach and the enforcement measures authorized by law.

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TITLE III

MANAGEMENT OF THE COMPANY

Article 11 ~ BOARD OF DIRECTORS
11.1.    Composition
The Company is administered by a board composed of at least three (3) members and no more than ten (10) members, whether individuals or legal entities.
At the time they are appointed, legal entities shall designate an individual as their permanent representative to the Board of Directors. The term of office of the permanent representative shall have the same duration as the term of office of the legal entity he represents. If a legal entity removes its permanent representative from office, it shall immediately appoint a replacement. The same provision shall also apply in the event of the death or resignation of the permanent representative.
The directors are appointed for a term of two years. The office of a director shall terminate at the close of the ordinary general meeting of shareholders which deliberated on the accounts of the preceding financial year and held in the year during which the term of office of said director comes to an end.
Directors are always eligible for reappointment. They may be removed from office at any time by a decision of a general shareholders’ meeting.
In the event of one or more vacancies on the Board of Directors due to death or resignation, the Board may make temporary appointments between two general shareholders’ meetings.
A director appointed to replace another director shall serve only for the remaining portion of his predecessor’s term of office.
Appointments made by the Board pursuant to the preceding paragraph shall be submitted for ratification by the next ordinary general shareholders’ meeting.
If such appointments are not ratified, decisions adopted and acts performed by the Board shall nevertheless remain valid.
If the number of directors falls below the statutory minimum, the remaining directors shall immediately convene an ordinary general shareholders’ meeting for the purpose of completing the membership of the Board.
Company employees may be appointed as directors. However, their employment contracts must correspond to actual employment. In such case, employees do not lose the benefit of their employment contracts.

The number of directors who are parties to an employment contract with the Company shall not exceed one-third of the directors in office.
The number of directors over the age of 70 shall not exceed one-third of the directors in office. If this limit is exceeded during the directors’ terms of office, the oldest director shall automatically be deemed to have resigned at the conclusion of the next general shareholders’ meeting.

11.2.    Chairman
The Board of Directors shall elect a Chairman from among its members, who shall be an individual. The Board shall determine the duration of his term of office, which shall not exceed his term of office as director, and may remove him from office at any time. The Board shall set his compensation.
The Chairman shall organize and manage the work of the Board and report thereon to the general shareholders’ meetings. The Chairman shall ensure the satisfactory functioning of the Company’s governing bodies and, in particular, ensure that the directors are able to perform their duties.
The Chairman of the Board shall not be over the age of 70. If the Chairman reaches this age limit during his term of office as Chairman, he shall automatically be deemed to have resigned. The Chairman’s term of office shall continue until the next Board of Directors’ meeting, at which his successor shall be appointed. Subject to this provision, the Chairman of the Board is always eligible for reappointment.

Article 12 ~ BOARD OF DIRECTORS
12.1.    The Board of Directors shall meet as often as required by the Company’s interests.
12.2.    The Chairman shall give the directors notice of Board meetings. Notice may be given by any means, whether written or oral.
The Chief Executive Officer may also request the Chairman to convene a meeting of the Board of Directors to consider a specific agenda.
In addition, directors representing at least one-third of Board members may validly convene a Board meeting. In such case, they shall state the agenda for the meeting.
If a Works Council has been created, the representatives of such Council, appointed in accordance with the provisions of the Labor Code (Code du Travail), shall be given notice of all Board of Directors’ meetings.
Board meetings shall be held at the registered office or at any other place in France or abroad.
12.3.    For the Board to deliberate validly, at least one-half of its members shall be present.
Decisions of the Board of Directors shall be adopted by a majority of votes cast. In the event of a tie vote, the Chairman shall not have the power to break the tie.
12.4.    The Board of Directors may adopt internal rules and regulations, which may provide inter alia that, for purposes of calculating the quorum and majority, directors who participate in Board meetings by videoconference or other means of telecommunication in compliance with the laws and regulations in force will be deemed to be present. This provision shall not apply to decisions concerning (i) the approval of the annual financial statements or the Board of Directors’ management report; (ii) if applicable, the preparation of consolidated financial statements or the group management rapport and (iii) the dismissal from office of the Chief Executive Officer for any other cause than willful misconduct.
12.5.    Each director shall receive the information necessary to perform his duties and hold his corporate office, and may obtain copies of all documents he deems of use.
12.6.    Any director may, including by letter, telegram or fax, grant another director a proxy to represent him at a Board meeting, but no director may hold more than one proxy at any meeting.
12.7.    Copies or extracts of the minutes of Board of Directors’ meetings shall be validly certified by the Chairman of the Board of Directors, the Chief Executive Officer, the Deputy Chief Executive Officers, a director temporarily appointed to act as Chairman or an agent duly authorized for such purpose.

Article 13 ~ POWERS OF THE BOARD OF DIRECTORS

The Board of Directors shall establish the Company’s business policies and ensure they are carried out. Subject to the powers expressly granted to shareholders’ meetings, and within the limits of the corporate purposes, the Board of Directors may consider any issue relating to the proper operation of the Company and shall resolve matters that concern the Company by its decisions.
In its relations with third parties, the Company shall be bound by the acts of the Board of Directors that exceed the scope of the corporate purposes, unless the Company proves that the third party was aware, or that in light of the circumstances could not have been unaware, that the act was not within said corporate purposes. However, the mere publication of the bylaws shall not constitute such proof.
The Board of Directors shall carry out all verifications and audits it deems necessary.
Furthermore, the Board of Directors shall exercise the special powers conferred on it by law.

Article 14 ~ EXECUTIVE MANAGEMENT
14.1.1.    The Company’s executive management functions shall be performed, under his responsibility, by the Chairman of the Board of Directors or another individual appointed by the Board of Directors, who shall hold the title of Chief Executive Officer.
The Chief Executive Officer shall have the broadest possible powers to act in all circumstances in the name of the Company. The Chief Executive Officer shall exercise his powers within the limits of the corporate purposes and subject to the powers expressly granted by law to shareholders’ meetings and to the Board of Directors.
He shall represent the Company in its dealings with third parties. The Company shall be bound by acts of the Chief Executive Officer that exceed the scope of the corporate purposes, unless the Company is able to prove that the third party was aware, or that in light of the circumstances could not have been unaware, that the act was not within said corporate purposes. However, the mere publication of the bylaws shall not be sufficient to constitute such proof.
14.1.2.    The Chief Executive Officer shall not be over 70 years of age. If the Chief Executive Officer reaches this age limit, he shall automatically be deemed to have resigned. The Chief Executive Officer’s term of office shall continue until the next Board of Directors’ meeting, at which a new Chief Executive Officer shall be appointed.
14.1.3.    If the Chief Executive Officer is a director, the term of his position shall not exceed his term of office as director.
The Board of Directors may remove the Chief Executive Officer from office at any time. If the removal from office is decided without just cause, the Chief Executive Officer removed from office may claim damages unless he also holds the position of Chairman of the Board of Directors.
14.1.4.    By a decision adopted by a majority vote of the directors present or represented, the Board of Directors shall choose between the two executive management methods described in Article 14.1.1, paragraph 1. The shareholders and third parties shall be informed of such choice in the manner prescribed by the laws and regulations.
The choice made by the Board of Directors shall remain in effect until a contrary decision of the Board or, at the Board’s discretion, for the duration of the Chief Executive Officer's term of office.
If the Company’s executive management functions are carried out by the Chairman of the Board of Directors, the provisions concerning the Chief Executive Officer shall apply to him.
In accordance with the provisions of Article 706-43 of the Code of Criminal Procedure, the Chief Executive Officer may validly delegate to any person of his choice the authority to represent the Company in connection with criminal proceedings that may be initiated against the Company.
14.2.1.    Pursuant to a proposal of the Chief Executive Officer, the Board of Directors may authorize one or more individuals to assist the Chief Executive Officer in the capacity of Deputy Chief Executive Officer.
In agreement with the Chief Executive Officer, the Board of Directors shall determine the scope and duration of the powers granted to the Deputy Chief Executive Officers. The Board of Directors shall set their compensation. If a Deputy Chief Executive Officer is a director, the term of his position shall not exceed his term of office as director.

Vis-à-vis third parties, Deputy Chief Executive Officers shall have the same powers as the Chief Executive Officer. Deputy Chief Executive Officers have inter alia the power to initiate legal proceedings.
No more than five Deputy Chief Executive Officers shall be appointed.
Pursuant to a proposal of the Chief Executive Officer, the Deputy Chief Executive Officer(s) may be removed from office by the Board of Directors at any time. If the removal from office is decided without just cause, a Deputy Chief Executive Officer removed from office may claim damages.
Deputy Chief Executive Officers shall not be over 70 years of age. If a Deputy Chief Executive Officer in office reaches this age limit, he shall automatically be deemed to have resigned. The Deputy Chief Executive Officer’s term of office shall continue until the next Board of Directors’ meeting, at which a new Deputy Chief Executive Officer may be appointed.
If the Chief Executive Officer leaves office or is unable to perform his duties, unless otherwise decided by the Board of Directors, the Deputy Chief Executive Officer(s) shall remain in office and retain their powers until the appointment of a new Chief Executive Officer.
Vis-à-vis third parties, the Deputy Chief Executive Officers shall have the same powers as the Chief Executive Officer.

ARTICLE 15 - BOARD OBSERVERS
Pursuant to a proposal of the Board of Directors, an ordinary general shareholders’ meeting may appoint Board observers. The Board of Directors may also appoint Board observers directly, subject to ratification by the next general shareholders’ meeting.
No more than five Board observers shall be appointed, and they shall constitute a panel. They shall be appointed, without restriction, on the basis of their expertise.
The observers are appointed for a term of two years. The office of an observer shall terminate at the close of the ordinary general meeting of shareholders which deliberated on the accounts of the preceding financial year and held in the year during which the term of office of said observer comes to an end.
The panel of Board observers shall review matters that the Board of Directors or its Chairman submits to it for its opinion. The Board observers shall attend Board of Directors’ meetings and shall take part in deliberations in a non-voting capacity. However, their absence shall not affect the validity of the Board’s deliberations.
They shall be given notice of Board meetings in the same manner as the directors.
The Board of Directors may remunerate the Board observers by allocating an amount from the directors’ fees granted annually by a general shareholders’ meeting.

Article 16 ~ AGREEMENTS SUBJECT TO AUTHORIZATION
16.1.    Guarantees, pledges and other security interests granted by the Company shall be authorized by the Board of Directors in accordance with the requirements prescribed by law.
16.2.    All agreements made directly or through an intermediary between the Company and its Chief Executive Officer, a Deputy Chief Executive Officer, a director, a shareholder holding more than 10% of voting rights or, if the shareholder is a company, with the company controlling such shareholder within the meaning of Article L. 223-3 of the Commercial Code, shall require the prior approval of the Board of Directors.
The foregoing shall also apply to agreements in which any of the persons described in the previous paragraph has an indirect interest.
Agreements made between the Company and any enterprise in which the Chief Executive Officer, a Deputy Chief Executive Officer or a director is an owner, a partner with unlimited liability, a manager, a director, a member of the Supervisory Board, or, generally, is a person with management responsibilities in such enterprise, shall also require prior authorization.

The prior authorization of the Board of Directors shall be required, in accordance with the requirements prescribed by law.
The foregoing provisions shall not apply to agreements concerning ordinary transactions that are entered into on arm’s length terms, nor to agreements entered into between two companies, where one holds, directly or indirectly, all the share capital of the other, less, if applicable, the minimum number of shares required to meet the requirements of Article 1832 of the French Civil Code or Articles L. 225-1 and L. 226-1 of the French Commercial Code.

Article 17 ~ PROHIBITED AGREEMENTS
Directors who are not legal entities shall be prohibited from obtaining, in any form whatsoever, loans from the Company, current account or other overdraft facilities from the Company or to have the Company provide a guarantee or pledge securing their undertakings to third parties.
The same prohibition shall apply to the Chief Executive Officer, the Deputy Chief Executive Officers and to the permanent representatives of directors that are legal entities. The foregoing provision shall also apply to the spouses, ascendants and descendants of the persons referred to in this article, as well as to all intermediaries.

Article 18 ~ STATUTORY AUDITORS
The Company shall be audited, in accordance with the requirements prescribed by law, by one or more statutory auditors who meet the eligibility requirements prescribed by law. If the requirements prescribed by law are met, the Company shall appoint at least two statutory auditors.
Each statutory auditor shall be appointed by an ordinary general shareholders’ meeting.
An ordinary shareholders’ meeting shall appoint, when required by law, one or more deputy statutory auditors, which shall replace the principal statutory auditors in the event they refuse or are unable to perform their duties, or in the event of their resignation or death.
If an ordinary general shareholders’ meeting fails to appoint a statutory auditor, any shareholder may petition the court to appoint one, after having duly joined the Chairman of the Board of Directors to the proceedings. The term of office of a statutory auditor appointed by the court shall expire when an ordinary shareholders’ meeting appoints the statutory auditor(s).

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TITLE IV

GENERAL SHAREHOLDERS’ MEETINGS

Article 19
General shareholders’ meetings shall be convened and shall meet in the manner prescribed by law.
If the Company wishes to give notice of meetings electronically, instead of by mail, it must first obtain the agreement of the shareholders concerned, who shall provide their email address.
Meetings shall be held at the registered office or at any other location specified in the notice of meeting.
The right to participate in the shareholders’ meetings is evidenced by the registration of the shares in the name of the shareholder on the second (2nd) business day preceding the date of the shareholders’ meeting at 12:00 a.m., Paris time.

Shareholders who do not attend the general shareholders’ meeting personally may choose one of three following options:
- Granting a proxy to another shareholder, his spouse or his partner in a French domestic partnership (PACS), or
- Voting by mail, or
- Sending a proxy to the Company without specifying any voting instructions, in accordance with the requirements prescribed by the laws and regulations.
In accordance with the requirements prescribed by the laws and regulations in force, the Board of Directors may arrange for shareholders to participate and vote by videoconference or means of telecommunication that allow them to be identified. If the Board of Directors decides to exercise this right for a particular shareholders’ meeting, such Board decision shall be mentioned in the announcement and/or notice of the meeting. Shareholders who participate in shareholders’ meetings be videoconference or any of the other means of telecommunication referred to above, as selected by the Board of Directors, shall be deemed present for the purposes of calculating the quorum and majority.
Shareholders’ meetings shall be chaired by the Chairman of the Board of Directors or, in the absence thereof, by the Chief Executive Officer, a Deputy Chief Executive Officer, if he is a director, or by a director specifically appointed for such purpose by the Board. Failing this, the shareholders’ meeting shall elect its own chairman.
The duties of scrutineer shall be performed by the two members of the shareholders’ meeting who are present and hold the highest number of votes, and who agree to perform such duties. The officers shall appoint a secretary, who may but need not be a shareholder.
An attendance sheet shall be kept, in accordance with the requirements prescribed by law.
An ordinary general shareholders’ meeting can be validly conducted pursuant to a first or second notice of meeting only if the shareholders present or represented hold at least 33 1/3 percent of the shares having the right to vote.
Decisions of ordinary general meetings shall be adopted by a simple majority of the votes cast by the shareholders present or represented.
An extraordinary general shareholders’ meeting can be validly conducted pursuant to a first or second notice of meeting only if the shareholders present or represented hold at least 33 1/3 percent of the shares having the right to vote.
Decisions of extraordinary general meetings shall be adopted by a two-thirds majority of the votes cast by the shareholders present or represented.
Copies or extracts of shareholder meeting minutes may be validly certified by the Chairman of the Board of Directors, a director who holds the position of Chief Executive Officer or the secretary of the meeting.
Ordinary and extraordinary general shareholders’ meetings shall exercise their respective powers in accordance with the requirements prescribed by law.

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TITLE V

CORPORATE INCOME

Article 20 ~ FISCAL YEAR
Each fiscal year shall last one year, starting on January 1 and ending on December 31.

Article 21 ~ PROFITS - STATUTORY RESERVE FUND
An amount of at least five percent (5%) shall be deducted from the profits for the fiscal year, reduced by prior losses, if any, in order to constitute the reserve fund known as the “statutory reserve fund”. Such deduction shall cease to be mandatory when the amount in the statutory reserve fund is equal to one-tenth of share capital.
The distributable profits are comprised of the profits for the fiscal year, reduced by prior losses and the deduction required by the previous paragraph, and increased by profits carried forward.

Article 22 ~ DIVIDENDS
If the financial statements for the fiscal year, as approved by a general shareholders’ meeting, show a distributable profit, the general shareholders’ meeting shall post it to one or more reserve funds that they have the power to appropriate or use, carry it forward or distribute it in the form of dividends.
After having confirmed the existence of reserve funds available to it, a general shareholders’ meeting may decide to distribute amounts withdrawn from such reserve funds. In such case, the decision shall expressly state the reserve items from which the withdrawals are made. However, dividends shall first be withdrawn from the distributable profits for the fiscal year.
The procedures for paying dividends shall be set by a general shareholders’ meeting or, failing this, by the Board of Directors.
However, dividends shall be paid within a maximum period of nine months from the end of the fiscal year.
The shareholders’ meeting called to approve the accounts of the financial year may grant to each shareholder, for all or part of the dividend available for distribution, a choice between payment in the form of cash or in form of shares.
In the same manner, each shareholder may be granted, for all or part of the interim dividends available for distribution, a choice between payment of said interim dividends in the form of cash or in the form of shares.
The offer of a payment in the form of shares, the price and the terms of issues of shares, as well as the request for payment in the form of shares, and the terms of acknowledgment of the subsequent share capital increase are provided by the laws and regulations.
In the event that a balance sheet prepared during or at the end of the fiscal year and certified as accurate by the statutory auditor(s) shows that since the end of the previous fiscal year the Company has generated a profit after necessary depreciation allowances and provisions have been booked, after deducting, if applicable, previous losses and sums to be booked into reserve funds as required by law or these bylaws, and after taking into account profits carried forward, the Board of Directors may decide to distribute interim dividends before the financial statements for the fiscal year have been approved, as well as the amount thereof and the distribution date. The amount of such interim dividends shall not exceed the amount of profits as defined in this paragraph.

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TITLE VI

DISSOLUTION - LIQUIDATION

Article 23 ~ EARLY DISSOLUTION

An extraordinary general shareholders’ meeting may, at any time, decide to dissolve the Company before the expiration of its term.

Article 24 ~ LOSS OF ONE-HALF OF SHARE CAPITAL
If as a result of losses reported in the accounting documents, the Company’s shareholders’ equity falls below one-half of share capital, the Board of Directors shall, within four months following the approval of the financial statements reporting such loss, convene an extraordinary general shareholders’ meeting to decide whether to dissolve the Company before the expiration of its term.
If it is decided not to dissolve the Company, no later than the end of the second fiscal year following the fiscal year in which the loss is observed, and subject to the legal provisions with respect to the minimum capital of sociétés anonymes, the Company shall reduce its share capital by an amount at least equal to losses that cannot be set off against reserve funds, if during such period shareholders’ equity has not been reconstituted to an amount at least equal to one-half of share capital.
If a general shareholders’ meeting is not held or if such shareholders’ meeting is unable to validly deliberate after it had been convened a second time, any interested party may petition the Commercial Court to dissolve the Company.

Article 25 ~ EFFECTS OF DISSOLUTION
The Company shall be in liquidation from the time it is dissolved, regardless of the reason there for. The Company’s legal personality shall continue to exist for the purposes of the liquidation until completion of the liquidation proceedings.
During the entire duration of the liquidation proceedings, general shareholders’ meetings shall have the same powers as during the Company’s existence.
Shares shall remain negotiable until completion of the liquidation proceedings.
The Company’s dissolution shall be binding vis-à-vis third parties only as of the date that notice thereof has been published with the Trade and Companies Registry.

Article 26 ~ APPOINTMENT OF LIQUIDATORS - POWERS
When the Company’s term expires or if the Company is dissolved before the expiration of its term, a general shareholders’ meeting shall decide the method of liquidation, appoint one or more liquidators and establish their powers, which the liquidators shall exercise in accordance with the law. The appointment of liquidators shall cause the duties of the directors, Chairman, Chief Executive Officer and Deputy Chief Executive Officers to end.

Article 27 ~ LIQUIDATION - CONCLUSION OF LIQUIDATION PROCEEDINGS
In the event of the Company’s dissolution or liquidation, after payment of the liabilities, the remaining assets shall be used first for the payment to the shareholders of the par value of their shares which has not been amortized. Then, the balance, if any, shall be divided among all the shareholders.
Upon completion of the liquidation proceedings, the shareholders shall be convened to vote on the final accounts, the discharge to be granted to the liquidators for the performance of their duties, the termination of their duties and to certify the completion of the liquidation proceedings.
The completion of the liquidation proceedings shall be published in accordance with the law.

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TITLE VII

NOTICES

Article 28
All notices required by these bylaws shall be sent by certified mail, return receipt requested, or served by a bailiff (acte extra-judiciaire). At the same time, a copy of the notice shall be sent to the addressee by ordinary mail.

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